Filed pursuant to Rule 424(b)(3)
Registration No. 333-291821

Prospectus Supplement No. 1
(To Prospectus dated December 11, 2025)

This prospectus supplement updates, amends and supplements the prospectus dated December 11, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-291821) relating to up to 9,103,796 shares of our common stock, par value $0.0001 per share (“Common Stock”), which may be offered for sale by the selling stockholders identified under the heading “Selling Stockholders” in the Prospectus. This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AVR.” Our CHESS Depositary Interests trade on the Australian Securities Exchange under the symbol “AVR.” On December 12, 2025, the closing price for our Common Stock on Nasdaq was $4.98 per share.

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” in the Prospectus and in the documents incorporated by reference in the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be offered pursuant to the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 15, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2025

Anteris Technologies Global Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-42437	99-1407174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Toowong Tower, Level 3, Suite 302 9 Sherwood Road Toowong, QLD Australia	4066
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +61 7 3152 3200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AVR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2025 (December 14, 2025 in Australia), Mr. Stephen Denaro resigned from the Board of Directors (the “Board”) of Anteris Technologies Global Corp. (the “Company”) and as a Class II director with immediate effect. The resignation from the Board was not due to any disagreement with the Company or its management with respect to any matter relating to the Company’s operations, policies or practices.

Mr. Denaro will continue to serve as the corporate secretary of Anteris Technologies Pty Ltd (“ATPL”) and as a member of the Board of Directors of ATPL and the Company’s other Australian subsidiaries.

The Board thanks Steve for his service.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Anteris Technologies Global Corp.

Date: December 15, 2025	By:	/s/ Wayne Paterson
Name: Wayne Paterson
Title: Vice Chairman and Chief Executive Officer